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                                                                  Exhibit 99



Analyst contact:
Dennis E. McDaniel
Vice President of Strategic Planning and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


                    The Ohio Casualty Insurance Company
                  Senior Vice President of Human Resources
              Announces Career Change; Company Names Successor


FAIRFIELD, OHIO, APRIL 11, 2005 - The Ohio Casualty Insurance Company announces the resignation of Senior Vice President of Human Resources Howard
L. Sloneker III, 48, effective May 18, 2005, and the appointment of Lynn C. Schoel, 36, to that position. Ohio Casualty Corporation (NASDAQ: OCAS) is the holding company of The Ohio Casualty Insurance Company.

Mr. Sloneker has accepted a position as National Regional Coordinator Manager with The Dawson McAllister Association, a faith-based not for profit group that is organizing Radio Rescue across the country. This project is designed to place a faith-based call-in talk show for teenagers and young adults on secular radio, and includes such aspects as establishing local support staff call centers for troubled teens and young adults on a national basis.

"We are very saddened to lose Howard, but share his excitement about his new position," commented CEO Dan Carmichael, CPCU. "The Company and its employees will truly miss Howard's insight and his genuine concern for its employees and shareholders. We wish him the best as he follows his heart to pursue his new position. We plan to honor Howard for his years of service and significant contributions to the Company at the Annual Shareholders Meeting on May 18, his last day with the Company."


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A graduate of the University of Kentucky, Mr. Sloneker began his career with
The Ohio Casualty Insurance Company in 1979. He was appointed assistant secretary in February 1988, secretary in April 1988 and vice president and secretary in May 1989. He has been part of the Company's senior management group since 1989 and was named to his position as senior vice president of human resources in 1998. Mr. Sloneker was elected to the Corporation's Board of Directors in 1983 and served as corporate secretary from 1988 to 2002. He stepped down from the Board in April 2003.

"We also welcome Lynn Schoel to our senior management team," Mr. Carmichael added. "Lynn has been a valued member of the Human Resources Team for the past eight years and has contributed significantly to our human resources strategies. Her background and experience will serve her and the Company well and make her an excellent addition to our team."

Mrs. Schoel received a bachelor's degree in psychology from Vanderbilt University (TN) and a doctoral degree in industrial organizational psychology from the University of Tennessee. She joined Ohio Casualty in 1997 as manager of the Performance Management Department, and was named manager of Compensation in 1998. She was appointed as assistant vice president of Compensation in 1999. Prior to joining Ohio Casualty, she worked as an independent human resources consultant and in various human resources positions with the Tennessee Valley Authority.


Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Groupr. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2004). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of December 31, 2004.



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